EXHIBIT 2.2

SHAREHOLDER VOTING AND ALLOCATION AGREEMENT

     This Shareholder Voting and Allocation Agreement (the “Agreement”), effective the                      day of August, 2004, by and among those individuals and entities named as Shareholders (as defined below) on the signature pages hereto (each a “Shareholder” and collectively the “Shareholders”) and PRESCIENT SYSTEMS, INC., a Pennsylvania corporation (the “Company”).

WITNESSETH:

     WHEREAS, the Company, The viaLink Company, a Delaware corporation (“Parent”), and viaLink Acquisition, Inc., a Pennsylvania corporation have entered into an Agreement and Plan of Merger (as it has been and may be modified or amended from time to time, the “Merger Agreement”); and

     WHEREAS, capitalized terms used herein and not otherwise defined herein have the meaning given such terms in the Merger Agreement; and

     WHEREAS, the Shareholders have reviewed the Merger Agreement; and

     WHEREAS, each Shareholder owns of record and beneficially and has the unrestricted power to vote the shares of Company common stock, par value $.01 per share, and series of Company preferred stock, par value $.01 per share and owns options and warrants to purchase shares of the Company’s common stock listed opposite such Shareholder’s name on Schedule A hereto (the Company common stock, Company preferred stock, options and warrants are hereinafter referred to collectively as, the “Shares”); and

     WHEREAS, the Statement of Designation, Preferences and Rights for each of the Company Series B and Series C preferred stock (the “Series B and C Designations”) provide,

inter alia, that the Merger shall be deemed, at the election of the holders of 51% of the outstanding shares of Series B or Series C preferred stock, to be a liquidation, dissolution or winding up of the Company giving rise to the rights and privileges set forth in the Series B and C Designations in respect thereof for the benefit of the holders of the Series B and Series C preferred stock and, accordingly, the rights and privileges set forth in the Series A Statement of Designation, Preferences and Rights (“Series A Designation”) in respect thereof for the benefit of the holders of Series A preferred stock; and

     WHEREAS, in connection with the negotiation of the Merger Agreement certain Prescient shareholders, in an effort to ensure that the holders of common stock would receive a certain minimum number of shares in the Merger, agreed to a floor on the common share exchange ratio resulting in the distribution of the Merger Consideration among Prescient shareholders somewhat different than would obtain had the Merger been deemed a liquidation of Prescient; and

     WHEREAS, the parties hereto, being all the holders of all of the outstanding Series B and Series C preferred stock, warrant holders and the holders of more than a majority of the outstanding Series A preferred stock and common stock have determined that it is in their respective best interests to approve the Merger and the allocation of the Merger Consideration set forth in the Merger Agreement even though they may, individually, thereby receive less than they would be entitled to receive pursuant to the Company’s Articles of Incorporation (including the Series B and C Designations and the Series A Designation) in a liquidation or dissolution; and

     WHEREAS, the Shareholders have agreed to the allocation of the Merger Consideration among the Series A preferred stock, Series B preferred stock, Series C preferred stock, common stock and options and warrants to purchase shares of common stock (the "Negotiated Allocation”), which Negotiated Allocation is embodied in Schedule A to this Agreement; and

     WHEREAS, the Company intends to call a special meeting of its shareholders for the purpose of voting upon the approval of the Merger and Plan of Merger described in the Merger Agreement (such meeting, together with any adjournments thereof, the “Special Meeting”); and

     WHEREAS, the Shareholders have determined that it is in their best interest to vote in favor of, and that they will derive substantial benefit from, approval and consummation of the Merger;

     NOW, THEREFORE, in consideration of premises, and the mutual covenants and agreements herein set forth, the parties hereto, intending to be legally bound hereby, covenant and agree as follows:

     1. Agreement to Vote. Each Shareholder agrees to vote all of his, her or its Subject Securities (as hereinafter defined) as follows:

     (a) in favor of the approval of the Merger Agreement, including the Negotiated Allocation and the Merger contemplated thereby, and adoption of the Plan of Merger set forth therein at the Special Meeting and in connection with any written consent of shareholders in lieu of a meeting;

     (b) against any other action or agreement (other than the Merger Agreement or the Merger contemplated thereby) that could reasonably be expected to impede, interfere with or delay the Merger, the Merger Agreement or this Agreement, including without limitation any attempt by any person to invoke or vote upon any clause of Prescient’s articles of incorporation or proposal which could cause the Merger to be deemed to be or treated as a liquidation, dissolution or winding up of the corporation under the terms and designations of any of Prescient’s classes or series of stock; and

     (c) in favor of the amendment of the Company’s Articles of Incorporation (including the amendment of each of the Series A, Series B and Series C Designations) to eliminate the accrual of dividends beyond October 15, 2003 on the Series A, Series B and Series C preferred stock in the event the Merger is consummated.

     2. Distributions.

     (a) Each Shareholder approves in respect of themselves and all other Shareholders and agrees to accept and abide by the allocation and distribution of viaLink common stock, Series E preferred stock, Series F preferred stock and warrants to purchase shares of viaLink common stock (in the aggregate, together with the viaLink common stock to be issued in exchange for certain Prescient warrants and the viaLink common stock options to be issued to holders of certain Prescient common stock options, constituting the Merger Consideration as defined in the Merger Agreement) set forth as Schedule A of this Agreement, to be issued in connection with and upon consummation of the Merger.

     (b) Each Shareholder understands and agrees that 180,510 shares of viaLink common stock, which constitute part of the Merger Consideration and which otherwise would be distributed to the shareholders of Prescient (including the Shareholders) pursuant to the Merger, shall be issued (i) 14,400 shares to the holders of Prescient warrants, which have exercise prices of $1.13 to $2.275 per share and expiration dates of September 30, 2005 to October 18, 2008, to purchase Prescient common stock in exchange for and extinguishment of said warrants and (ii) 166,110 shares to the holders of Prescient In-the-Money Options.

     (c) Each Shareholder understands and agrees that prior to the effective date of the Merger the holders of Prescient $.01 warrants (being warrants to purchase Prescient common stock for and in consideration of the payment to Prescient of $.01 per share of Prescient common stock purchasable upon the exercise of said warrants) shall exercise such warrants and receive an aggregate of 3,374,910 shares of Prescient common stock, which, in turn, shall be converted pursuant to the Merger into viaLink common stock along with all other outstanding shares of Prescient common stock.

     3. Not a Liquidation Event. The Shareholders expressly waive any right they may have, individually or collectively, to treat the Merger as, or to have it deemed to be or constitute, a dissolution, liquidation or winding up of the Company, whether under the Company’s Articles of Incorporation or otherwise. Each Shareholder understands and agrees that under the terms of this Agreement such Shareholder shall not be entitled to receive the Merger Consideration (or part thereof) such Shareholder otherwise would receive if the Merger Consideration were allocated in accordance with the terms of the Company’s Articles of Incorporation including, without limitation, any election by the holders of shares of any class or series to deem the Merger a liquidation, dissolution or winding up of the corporation.

     4. Termination of Dividends. Each Shareholder agrees to vote in favor of and approve, at the request of the Company and whether by written consent or at a special meeting called for such purpose, an amendment to the Company’s Articles of Incorporation and the Series A, Series B and Series C Designations to eliminate the accrual of dividends on all preferred stock beyond October 15, 2004 in the event the Merger is thereafter consummated.

Each holder of Series A preferred stock, Series B preferred stock and Series C preferred stock understands and agrees that under the terms of this Agreement it shall not be entitled to accrual or receipt of any dividends of any kind including, without limitation, payment-in-kind dividends, that otherwise would accrue to the holders of Series A preferred stock, Series B preferred stock and Series C preferred stock after October 15, 2004.

     5. Termination. This Agreement shall terminate on the earlier of (a) the date on which the Merger Agreement is validly terminated in accordance with its terms or (b) at the conclusion of the Special Meeting if the Merger Agreement and the Merger contemplated thereby fails to receive the requisite vote of the Company’s shareholders other than as a result of the breach of this Agreement.

     6. Representations and Warranties of the Shareholders. Each Shareholder severally (not jointly and severally) represents and warrants to the Company and to each other Shareholder that, as of the date hereof and as at the Effective Time:

     (a) Ownership of Securities. Such Shareholder is the record and beneficial owner of the number of shares of Series A preferred stock, Series B preferred stock, Series C preferred stock, common stock or warrants to purchase shares of common stock of Prescient set forth on Schedule A attached hereto (together with any shares of any class or series of Prescient stock or warrants to purchase shares of any class or series of Prescient stock hereafter acquired by such Shareholder, the “Subject Securities”). Such Shareholder has and will maintain until the termination of this Agreement sole voting power and sole power to issue instructions with respect to the voting of the Subject Securities, sole power of disposition, sole power of exercise or conversion and the sole power to demand appraisal rights, in each case with respect to all of the Subject

Securities. As of the date hereof, such Shareholder does not beneficially or of record own any Shares other than those set forth on Schedule A.

     (b) Power; Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder’s obligations under or in respect of this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any agreement to which such Shareholder is a party including, without limitation, any trust agreement, voting agreement, shareholders’ agreement, loan agreement, security agreement or voting trust. This Agreement has been duly and validly authorized, executed and delivered by such Shareholder and constitutes the valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.

     (c) No Conflicts. Neither the execution and delivery of this Agreement by such Shareholder nor the consummation by such Shareholder of the transactions contemplated hereby nor compliance by such Shareholder with any of the provisions hereof shall conflict with or result in any breach of any applicable partnership or other organizational documents applicable to such Shareholder, result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third-party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or such Shareholder’s properties or assets may be bound, or violate any order, writ, injunction, decree, judgment, statute, law, rule or regulation applicable to such Shareholder or any of such Shareholder’s properties or assets.

     7. Covenants of the Shareholders. Each Shareholder hereby agrees and covenants that such Shareholder shall not, directly or indirectly, take any action or knowingly omit to take any action that would make any representation or warranty contained herein to be or to become untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing such Shareholder’s obligations under this Agreement. Each Shareholder covenants and agrees to take such action and execute and deliver such documents, agreements, instruments and other writings as may be necessary or desirable to effect and bring to fruition the undertakings, agreements and promises set forth in this Agreement. Each Shareholder covenants and agrees that he, she or it shall not sell, transfer or otherwise dispose of any Subject Securities, whether or not for value or by operation of law, nor shall they grant any proxy or power with respect to the Subject Securities except with the written consent of the Company.

     8. Action in Shareholder Capacity Only. No Shareholder makes any agreement or understanding hereunder in his or her capacity as a director or officer of the Company. Each Shareholder is executing this Agreement solely in his, her or its individual capacity as record and beneficial owners of the Subject Securities, and nothing herein shall limit or affect any actions taken in such Shareholder’s capacity as an officer or director of the Company, including, without limitation, any actions taken by such person in the exercise of such person’s fiduciary duties as a director of the Company.

     9. Specific Performance. Each Shareholder hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder shall be specifically enforceable and that any other party shall be entitled to injunctive or other equitable relief upon such a breach by any Shareholder. Each Shareholder further agrees to waive any bond, indemnity or other security in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that the Company may have against a Shareholder for any failure to perform the Shareholder’s obligations under this Agreement. The liability of each Shareholder hereunder shall be several.

     10. Governing Law. This Agreement shall be enforceable under and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to conflicts of law principles.

     11. Amendments: No Waivers.

     (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholders and the Company, or in the case of a waiver, by the party against whom the waiver is to be effective.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     12. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto.

     13. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, all of which together shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     14. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or law, or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the rights and obligations contemplated by this Agreement are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the Merger and other transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, each Shareholder and the Company have executed this Agreement to be effective as of the date set forth in the first paragraph above.

PRESCIENT SYSTEMS, INC. a Pennsylvania corporation
By:
Name:
Title:

     IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date set forth in the first paragraph above.

Shareholder

Name (Print)

Number and Class of
Shares Owned of Record

Signature